Exhibit 99.1

AAON REPORTS RECORD SALES, EARNINGS & BACKLOG
FOR THE SECOND QUARTER OF 2024

TULSA, OK, August 1, 2024 - AAON, INC. (NASDAQ-AAON), a provider of premier, configurable HVAC solutions that bring long-term value to customers and owners, today announced its results for the second quarter of 2024.

Net sales for the second quarter of 2024 increased 10.4% to a record $313.6 million from $284.0 million in the second quarter of 2023. The year-over-year increase was largely driven by the BASX segment, which recognized an increase in sales of 58.3%, a majority of which was spurred by sales of data center equipment. Sales at the AAON Oklahoma and AAON Coil Products segments grew year-over-year 3.4% and 4.3%, respectively.

Gross profit margin in the quarter expanded to 36.1%, up from 33.1% in the comparable quarter in 2023. Gross margin expansion was a result of greater operational efficiencies at the AAON Oklahoma and AAON Coil Products segments as well as lower material costs across the organization.

Earnings per diluted share for the three months ended June 30, 2024, were a record $0.62, up 12.7% from the second quarter of 2023.

Financial Highlights:	Three Months Ended June 30,		%	Six Months Ended June 30,		%
	2024	2023	Change	2024	2023	Change
	(in thousands, except share and per share data)			(in thousands, except share and per share data)
GAAP Measures
Net sales	$313,566	$283,957	10.4%	$575,665	$549,910	4.7%
Gross profit	$113,094	$94,018	20.3%	$205,336	$171,172	20.0%
Gross profit margin	36.1%	33.1%		35.7%	31.1%
Operating income	$67,199	$54,740	22.8%	$114,169	$98,946	15.4%
Operating margin	21.4%	19.3%		19.8%	18.0%
Net income	$52,228	$45,682	14.3%	$91,244	$82,496	10.6%
Earnings per diluted share[1]	$0.62	$0.55	12.7%	$1.09	$0.99	10.1%
Diluted average shares[1]	83,786,222	83,469,581	0.4%	83,527,717	83,478,498	0.1%
[1] Reflects three-for-two stock split effective August 16, 2023.

Non-GAAP Measure
EBITDA[2]	$81,860	$65,865	24.3%	$142,344	$120,459	18.2%
[2] This is a non-GAAP measure. See "Use of Non-GAAP Financial Measures" below for reconciliation to GAAP measure.

Backlog

June 30, 2024	December 31, 2023	June 30, 2023
(in thousands)
$650,005	$510,028	$526,209

At June 30, 2024, we had a record backlog of $650.0 million, up sequentially for a third straight quarter. Compared to a year ago, backlog was up 23.5% from $526.2 million, driven by the BASX and AAON Coil Products segments. The increase in bookings for the quarter primarily related to solutions for the data center market.

Gary Fields, CEO, stated, “Our second quarter performance exceeded expectations. Production issues from the first quarter were largely resolved, leading to increased volume output and productivity across all three segments. This resulted in record quarterly sales and earnings. The BASX segment saw a significant rebound from the first quarter, with sales increasing 103.7% and gross profit rising by 182.2%, quarter-over-quarter. AAON Oklahoma and AAON Coil Products segments also realized sequential improvements. Our operating margin in the quarter expanded to 21.4%, making it the most profitable quarter in the Company's history. We achieved these results with premium pricing and operating efficiencies, which drove our performance.”

Mr. Fields continued, “Bookings in the second quarter performed exceptionally well, resulting in a record backlog at the end of June. The data center market continues to be robust and AAON is well positioned to take advantage of the growing opportunity. Beyond the bookings that made up the backlog at quarter-end, there remains a large pipeline of data center projects for both airside and liquid cooling products that the Company is pursuing. For AAON's traditional packaged rooftop business, bookings in the first half of 2024 were up year-over-year, including in the second quarter. However, growth moderated from prior years. This business is impacted more by the softening macro conditions and disruptions associated with the refrigerant transition, which is resulting in an increased amount of uncertainty regarding near-term demand. Any softness in the rooftop market will be more than offset with our data center products. We anticipate sales and earnings will improve in the second half of the year from the first half, mostly realized in the fourth quarter.”

Mr. Fields concluded, “AAON is strategically positioned for long-term success. As regulations and demands for higher quality HVAC equipment increase, AAON is becoming increasingly cost competitive. Furthermore, the Company is leading the industry in the development of cold climate heat pumps. The opportunities within the data center market are vast and promising, which we anticipate will drive accelerated growth and further market share gains. Consequently, we are investing in expanded production capacity through new facilities and enhanced output within our existing facilities. Additionally, we continue to invest in our people and technology to effectively manage the business and adapt efficiently to the robust growth rates we are targeting for the long-term.”

As of June 30, 2024, the Company had cash, cash equivalents and restricted cash of $12.1 million and a balance on its revolving credit facility of $85.9 million. Rebecca Thompson, CFO and Treasurer, commented, “During the quarter, we completed our share repurchase program totaling $100.0 million. This initiative reflects our confidence in the long-term prospects of the Company and our commitment to delivering value to our shareholders. Looking ahead, we remain focused on executing our growth strategy with continued investments in capex and maintaining a healthy balance sheet through disciplined financial management.”

Conference Call
The Company will host a conference call and webcast today at 5:15 P.M. EDT to discuss the second quarter 2024 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-800-836-8184. To access the listen-only webcast, please register at https://app.webinar.net/OdbYjYb31qR. On the next business day following the call, a replay of the call will be available on the Company’s website at https://investors.aaon.com.

About AAON
Founded in 1988, AAON is a global leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone: (617) 877-6346
Email: joseph.mondillo@aaon.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands, except share and per share data)
Net sales	$313,566	$283,957	$575,665	$549,910
Cost of sales	200,472	189,939	370,329	378,738
Gross profit	113,094	94,018	205,336	171,172
Selling, general and administrative expenses	45,895	39,272	91,183	72,214
(Gain) loss on disposal of assets	—	6	(16)	12
Income from operations	67,199	54,740	114,169	98,946
Interest expense, net	(367)	(1,543)	(606)	(2,693)
Other income, net	175	163	252	277
Income before taxes	67,007	53,360	113,815	96,530
Income tax provision	14,779	7,678	22,571	14,034
Net income	$52,228	$45,682	$91,244	$82,496
Earnings per share:
Basic[1]	$0.64	$0.56	$1.12	$1.02
Diluted[1]	$0.62	$0.55	$1.09	$0.99
Cash dividends declared per common share[1]:	$0.08	$0.08	$0.16	$0.16
Weighted average shares outstanding:
Basic[1]	81,791,792	81,439,691	81,339,153	81,263,523
Diluted[1]	83,786,222	83,469,581	83,527,717	83,478,498
[1] Reflects three-for-two stock split effective August 16, 2023.

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	June 30, 2024	December 31, 2023
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$13	$287
Restricted cash	12,065	8,736
Accounts receivable, net	149,149	138,108
Income tax receivable	4,969	—
Inventories, net	182,988	213,532
Contract assets	68,171	45,194
Prepaid expenses and other	5,740	3,097
Total current assets	423,095	408,954
Property, plant and equipment:
Land	16,018	15,438
Buildings	240,317	205,841
Machinery and equipment	403,664	391,366
Furniture and fixtures	41,128	40,787
Total property, plant and equipment	701,127	653,432
Less: Accumulated depreciation	287,893	283,485
Property, plant and equipment, net	413,234	369,947
Intangible assets, net	75,560	68,053
Goodwill	81,892	81,892
Right of use assets	16,086	11,774
Other long-term assets	849	816
Total assets	$1,010,716	$941,436

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$28,958	$27,484
Accrued liabilities	85,499	85,508
Contract liabilities	26,862	13,757
Total current liabilities	141,319	126,749
Revolving credit facility, long-term	85,884	38,328
Deferred tax liabilities	5,811	12,134
Other long-term liabilities	21,170	16,807
New market tax credit obligation	16,034	12,194
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 80,950,856 and 81,508,381 issued and outstanding at June 30, 2024 and December 31, 2023, respectively[1]	324	326
Additional paid-in capital	49,174	122,063
Retained earnings[1]	691,000	612,835
Total stockholders' equity	740,498	735,224
Total liabilities and stockholders' equity	$1,010,716	$941,436
[1] Reflects three-for-two stock split effective August 16, 2023.

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Six Months Ended June 30,
	2024	2023
Operating Activities	(in thousands)
Net income	$91,244	$82,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,923	21,236
Amortization of debt issuance costs	71	32
Amortization of right of use assets	73	67
Provision for (recoveries of) credit losses on accounts receivable, net of adjustments	1,169	(171)
Provision for excess and obsolete inventories, net of write-offs	641	1,458
Share-based compensation	8,451	7,823
(Gain) loss on disposition of assets	(16)	12
Foreign currency transaction loss (gain)	15	(13)
Interest income on note receivable	(9)	(10)
Deferred income taxes	41	(4,438)
Changes in assets and liabilities:
Accounts receivable	(12,210)	(26,782)
Income taxes	(6,139)	(15,171)
Inventories	29,903	(17,927)
Contract assets	(22,977)	(4,711)
Prepaid expenses and other long-term assets	(2,708)	(2,502)
Accounts payable	(1,804)	(14,874)
Contract liabilities	13,105	(1,162)
Extended warranties	1,195	1,526
Accrued liabilities and other long-term liabilities	(56)	33,051
Net cash provided by operating activities	127,912	59,940
Investing Activities
Capital expenditures	(65,381)	(60,629)
Proceeds from sale of property, plant and equipment	16	104
Software development expenditures	(10,058)	—
Principal payments from note receivable	26	28
Net cash used in investing activities	(75,397)	(60,497)
Financing Activities
Proceeds from financing obligation, net of issuance costs	4,186	6,061
Payment related to financing costs	(417)	(398)
Borrowings under revolving credit facility	272,526	279,961
Payments under revolving credit facility	(224,970)	(272,429)
Stock options exercised	15,821	23,244
Repurchase of stock	(100,034)	—
Employee taxes paid by withholding shares	(3,493)	(1,162)
Cash dividends paid to stockholders	(13,079)	(13,004)
Net cash (used in) provided by financing activities	(49,460)	22,273
Net increase in cash, cash equivalents and restricted cash	3,055	21,716
Cash, cash equivalents and restricted cash, beginning of period	9,023	5,949
Cash, cash equivalents and restricted cash, end of period	$12,078	$27,665

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since EBITDA is a non-GAAP measures and is susceptible to varying calculations, EBITDA, as presented, may not be directly comparable with other similarly titled measures used by other companies.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income, a GAAP measure	$52,228	$45,682	$91,244	$82,496
Depreciation and amortization	14,486	10,962	27,923	21,236
Interest expense, net	367	1,543	606	2,693
Income tax expense	14,779	7,678	22,571	14,034
EBITDA, a non-GAAP measure	$81,860	$65,865	$142,344	$120,459